Exhibit 10.6

June 25, 2025

Robert Ang

Via Email

Re:	Transition Agreement

Dear Robert:

This letter sets forth the substance of the separation agreement (hereinafter, “Agreement”) which Vor Biopharma Inc. (hereinafter, “the Company”) is offering to you to aid in your employment transition.

1. Transition Period. You have tendered, and the Company hereby accepts, your resignation from your role as Chief Executive Officer (“CEO”) effective as of the date of this letter (the “CEO Resignation Effective Date”). Notwithstanding your resignation as CEO, as part of this Agreement, your employment will continue for a transition period (the “Transition Period”) through October 14, 2025. During the Transition Period, you will not be expected, required, or permitted to perform your regular job duties as CEO, but will be expected to provide such transition services as may be requested by the Company’s Board to Directors (the “Board”), the Company’s new CEO, and/or his designee. As part of this Agreement, the Company agrees that it will not terminate your employment before the end of the Transition Period, unless you engage in Cause as defined under the Severance Plan (as defined below) in which case you will not be eligible for any Severance Benefits (as defined below). The date your employment ends is the “Separation Date”. During the Transition Period, you will continue to receive your current salary and benefits.

2. Payment. On the next regular payroll date following the Separation Date, or earlier if otherwise required by applicable law, the Company will make a payment to you for all wages earned for time worked through the Separation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that the Company maintains an unlimited, non-accrual vacation policy and, as a result, you have no accrued but unused vacation time that the Company is obligated to pay to you upon your separation from employment.

3. Unemployment. You may be eligible for unemployment insurance (“UI”) benefits after the Separation Date as a result of your termination from the Company. Your state’s applicable unemployment insurance agency, not the Company, will determine your eligibility for UI benefits. You acknowledge and agree that you have been provided any UI notice required by applicable law and that the Company shall have no liability for the outcome of any unemployment claim that you may file. Furthermore, you acknowledge and agree that this Agreement shall remain in full force and effect notwithstanding the outcome of any claim for UI benefits.

4. Severance Benefits. If you (a) timely execute and return this Agreement within seven (7) days of receipt, and abide by its terms; and (b) execute the Updated Release of Claims attached to this Agreement as Exhibit A and made a part of this Agreement (the “Updated Release”) on or before the date that is three (3) days after the Separation Date (but no earlier than the Separation Date) and allow it to become effective, then the Company will provide you with the following “Severance Benefits”, in lieu of any benefits you may have been eligible to receive under the Vor Biopharma Inc. Executive Severance and Change in Control Benefits Plan in which you are a participant (the “Severance Plan”):

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(a) Severance. The Company will pay you, as severance, an amount equivalent to your base salary in effect on the Separation Date for eighteen (18) months (the “Severance”). The Severance will be subject to standard payroll deductions and withholdings and will be paid in a lump sum on the Company’s first ordinary payroll date following the Updated Release Effective Date (as defined therein), so long as the Company receives your executed Updated Release by 12:00 p.m. on the day before payday. If the Company receives your executed Updated Release after 12:00 p.m. on the day before payday, the Company will make its first payment to you on the following payday.

(b) COBRA Severance. If you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the state equivalent, the Company will reimburse you for the cost of COBRA premiums for you and your eligible dependents, if any, until the earlier of (A) eighteen (18) months from Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for the cost of all COBRA premium payments, if any). To receive this reimbursement, you will be required to remit timely payment to the Company’s COBRA provider and present proof of payment within ten (10) days, and the Company will process the reimbursement to you in accordance with its ordinary expense reimbursement practices. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA Premiums for that month (including premiums for any dependents), subject to applicable tax withholdings (such amount the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA Premiums.

(c) Bonus Severance. The Company will pay you an amount equal to 1.5x your 2025 target annual bonus (the “Bonus Severance”). The Bonus Severance will be subject to standard payroll deductions and withholdings and will be paid in a lump sum on the Company’s first ordinary payroll date following the Updated Release Effective Date (as defined therein), so long as the Company receives your executed Updated Release by 12:00 p.m. on the day before payday. If the Company receives your executed Updated Release after 12:00 p.m. on the day before payday, the Company will make its first payment to you on the following payday.

(d) Accelerated Vesting and PTEP Extension. You were granted certain equity awards in respect of shares of the Company’s common stock (the “Awards”), pursuant to either Vor’s 2015 Stock Incentive Plan or Vor’s 2021 Equity Incentive Plan (as applicable, the “Plan”). Notwithstanding anything to the contrary in the Plan and/or your applicable award document (the “Award Documents”), and subject to Board approval, all of your outstanding and unvested awards that are subject to time-based vesting shall be deemed vested as of the Separation Date. The Company will also extend the period of time during which you may exercise any vested, outstanding and unexercised stock options (“Options”) until the earlier of (i) the date that is twelve (12) months following the Separation Date and (ii) the applicable expiration date (as defined in the Plans and/or Award Documents. Except as provided in this Agreement, all terms, conditions and limitations applicable to the Options

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will remain in full force and effect pursuant to the applicable terms of the Plans and/or Equity Award Documents. The Company makes no representations or guarantees regarding the status of any Options granted to you as incentive stock options (“ISOs”). You understand and agree that to the extent any Option granted as an ISO is “in-the-money” (the fair market value of the underlying shares of common stock is greater than the exercise price of the Option) at the time the exercise period is extended (as contemplated above), such Option will be treated as a non-qualified stock options (“NSOs”) for federal tax purposes. Additionally, if any Option will retain its status as ISOs, but is exercised with respect to any vested shares later than the date that is three (3) months following the Separation Date, such Option will also be treated as an NSO, and you will be obligated to satisfy your tax obligations that arise when you exercise the Option. No shares of the Company common stock will be issued to you in respect of any Option treated as an NSO unless and until you satisfy such tax obligations. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options. You also understand that because the Separation Date will be prior to February 3, 2026, your Options will not be subject to the option repricing that occurred on February 2, 2025.

(e) Waiver of Non-Solicit. As described in Section 10 below, effective on the date of this Agreement, the Company will waive and elect not to enforce the non-solicitation restrictions set forth in your Employee Confidentiality, Assignment and Non-Solicitation Agreement, attached hereto as Exhibit B(the “Confidentiality Agreement”).

(f) Retention of Laptop Computer. As an additional Severance Benefit, the Company will permit you to retain the Company-issued laptop computer provided to you during your employment; provided, however, that you agree to reasonably cooperate with the Company to confirm all files stored on the computer are intact and all Company confidential information and trade secrets have been deleted.

(g) Letter of Reference. As an additional Severance Benefit, upon your request, the Company will provide you with a signed letter of reference. This letter of reference will be provided to you after you send a written request for the letter to Tania Philipp, provided you have returned this executed Agreement to the Company by the date of such request.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2026. For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

5.	Benefit Plans.

(a) If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which you separate. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your participation in your current group health

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insurance plan at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Human Resources will discuss the details of COBRA continuation coverage, your eligibility for same, and premium payments with you. Eligibility for COBRA continuation coverage is determined by the Company’s group insurance plan, not the Company. The Company makes no representation or warranty regarding your eligibility for COBRA.

(b) Your participation in employer-sponsored Group Life Insurance and Short- and Long-Term Disability Insurance will cease as of the Separation Date. Human Resources will provide you with information concerning options for converting these benefits.

(c) If applicable, deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

(d) If you are currently participating in the Health Savings Account (“HSA”) program, you may take any remaining HSA balance with you when you leave the company. If applicable, deductions for the HSA Plan will end with your last regular paycheck.

6. No Amounts Owing. You acknowledge and agree that, other than the amounts stated in Section 2 of this Agreement, and any amounts that may be owed to you under Section 4, there are no amounts otherwise due or owing to you under any employment agreement or policy or practice of the Company, including (without limitation) the Severance Plan, and that the contemplated Severance Benefits to be provided to you subject to the conditions of this Agreement are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than you. You further acknowledge and agree that you have been paid and provided all wages, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company.

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. Return of Company Property. By the Separation Date, you agree to return to the Company all Company electronic and hard copy documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, tablets, and smartphones), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, you may be permitted to retain certain Company property after the Separation Date as described in Section 4(d) above. Please coordinate return of Company property with Tania Philipp. Receipt of the Severance Benefits described in Section 4 of this Agreement is expressly conditioned upon return of all Company property.

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9. Confidential Information and Post-Termination Obligations. You acknowledge your continuing obligations under your Confidentiality Agreement (attached as Exhibit B) both during and after employment. As part of this Agreement, and as described in Section 4(e) above, the Company hereby waives the non-solicitation restriction contained in the Confidentiality Agreement. Notwithstanding the foregoing, you and the Company agree that all other provisions in the Confidentiality Agreement shall remain in full force and effect. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Tania Philipp immediately to assess your compliance. Please familiarize yourself with the enclosed agreement which you signed as the Company intends to enforce its contract rights. Confidential information that is also a “trade secret,” as defined by law, may only be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10. Confidentiality. In addition to your ongoing obligations under Exhibit B to maintain the utmost confidentiality of the Company’s trade secrets and other confidential information, the provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11. Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, attorneys, directors, managers, partners, employees, shareholders, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12. Cooperation After Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours without additional costs to the Company.

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13. General Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; common law; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), pregnancy, national origin, ancestry, disability, religion, sexual orientation, gender identity or expression, marital status, parental status, military service or veteran status, source of income, entitlement to benefits, need for leave or accommodation, any union activities or other protected category, retaliated against you in violation of any local, state or federal law, constitution, ordinance, or regulation, or has violated any other employment statutes, including but not limited to: the Employee Retirement Income Security Act of 1974 (ERISA); the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866 (42 U.S.C. 1981); the Fair Credit Reporting Act; the Employee Polygraph Protection Act; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act; Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Age Discrimination in Employment Act, which prohibits discrimination based on age; the Older Workers Benefit Protection Act; the National Labor Relations Act, the Lily Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B); the Massachusetts Parental Leave Act; the Massachusetts Paid Family and Medical Leave Law (M.G.L. c. 175M, section 9); the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150); the Massachusetts Overtime regulations (M.G.L. c. 151

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sections 1A and 1B); the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101); the Massachusetts Earned Sick Time Law; the Massachusetts Equal Rights Act; the Massachusetts Equal Pay Act; the Massachusetts Privacy Statute; the Massachusetts Civil Rights Act; the Massachusetts Pregnant Workers Fairness Act, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

•

has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local statutory or common law providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

You expressly release any and all claims, whether known or unknown, arising under any state or federal statute regarding the payment of wages and other compensation, including but not limited to the Massachusetts Payment of Wages Act and the Massachusetts minimum wage and overtime laws.

You acknowledge that you have been advised that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

Notwithstanding the foregoing general release, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement has prevented, currently prevents or shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, United States Department of Justice, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

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While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the greatest extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which the Company is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

14. Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You agree that you will not voluntarily (except in response to legal compulsion or as permitted in Section 13 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

15. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

16. Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10, 11, and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

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17. Miscellaneous. This Agreement, including Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of state or commonwealth in which you worked for the Company without regard to conflict of laws principles.

18. Agreement to Arbitrate. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in the state or commonwealth in which you worked for the Company (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

If this Agreement is acceptable to you, please sign below within seven (7) days following receipt and return the original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

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I wish you good luck in your future endeavors.

[signatures to follow on next page]

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Sincerely,

Vor Biopharma Inc.

By:	/s/ Matthew Patterson, Chairman of the Board

Attachments:

Exhibit A – Updated Release

Exhibit B - Employee Confidentiality, Assignment, and Non-Solicitation Agreement

Agreed to and accepted this 25th day of June, 2025:

/s/ Robert Ang	Robert Ang
Signature	Print Name

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